AMENDMENT NO. 1 TO LOAN AND PLEDGE AGREEMENT

This Amendment No. 1 to the Loan and Pledge Agreement, dated as of September 30, 2002 (the “Loan Agreement”), between AIP Alternative Strategies Fund (“AIP”) and Custodial Trust Company (“CTC”) is made as of this ___th day of April, 2006.

WHEREAS, the parties have previously entered into the Loan Agreement, pursuant to which AIP has been acting with respect to its portfolio, the Alpha Hedged Strategies Fund (formerly Alpha Strategies I Fund);

WHEREAS, AIP will also act with respect to an additional portfolio, the Beta Hedged Strategies Fund;

WHEREAS, the parties hereto desire to supplement Schedule A of said Loan Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Schedule A. Schedule A is deleted in its entirety and replaced with new Schedule A attached hereto. Furthermore, said Schedule A may be supplemented or revised at any time as agreed by the parties hereto in writing.

2. Continuing Effect of Loan Agreement. Except as expressly modified hereby the provisions of the Loan Agreement are and shall remain in full force and effect.

3. GOVERNING LAW. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Bank's jurisdiction as a securities intermediary shall, for purposes of the New York Uniform Commercial Code, be the State of New York.

(signature page follows)

IN WITNESS WHEREOF, the parties have set their hands and as of this ____th day of April 2006.

AIP ALTERNATIVE STRATEGIES FUNDS

By: /s/Lee Schultheis
Name: Lee Schultheis
Title: President

CUSTODIAL TRUST COMPANY

By: /s/Ben J. Szwalbenest
Name: Ben J. Szwalbenest
Title: President